   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-9


                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            ------------------------


                              SUNRISE MEDICAL INC.


                           (NAME OF SUBJECT COMPANY)


                              SUNRISE MEDICAL INC.


                       (NAME OF PERSON FILING STATEMENT)

                            ------------------------

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE

                         (TITLE OF CLASS OF SECURITIES)

                                  867910 10 1

                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------


                              MURRAY H. HUTCHISON
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                              SUNRISE MEDICAL INC.
                         2382 FARADAY AVENUE, SUITE 200
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 930-1500


 (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICE AND
            COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)

                            ------------------------

                                   COPIES TO:

                               PAUL TOSETTI, ESQ.
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                             LOS ANGELES, CA 90071
                                 (213) 485-1234


/ /  CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
    MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    This statement amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "Commission") on October 30, 2000 (the "Schedule 14D-9") by Sunrise Medical Inc., a corporation organized under the laws of the State of Delaware (the "Company"), relating to an offer by V.S.M. Acquisition Corp., a corporation organized under the laws of the State of Delaware ("Purchaser") and a wholly owned subsidiary of V.S.M. Holdings, Inc., a corporation organized under the laws of State of Delaware ("Holdings") and a wholly owned subsidiary of V.S.M. Investors, LLC, a Delaware limited liability company ("Parent"), disclosed in a Tender Offer Statement on Schedule TO, dated October 30, 2000 (the "Schedule TO"), to purchase all of the issued and outstanding Shares at a price of $10.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the offer to purchase (the "Offer to Purchase"), dated October 30, 2000, and the related letter of transmittal (the "Letter of Transmittal," which, as may be amended and supplemented from time to time, together with the Offer to Purchase, constitute the "Offer").



ITEM 8. ADDITIONAL INFORMATION



    (b) OTHER MATERIAL INFORMATION.



    The response to Item 8 is hereby amended by adding the following after the second paragraph of Item 8(b):



    On November 2, 2000, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for the consummation of the Offer and the Merger terminated.



ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.



    Item 9 is hereby amended by filing the indicated exhibit:



       EXHIBIT
---------------------
(a)(1)(A)               Offer to Purchase dated October 30, 2000 ("Offer to
                        Purchase") (incorporated herein by reference to Exhibit
                        (a)(1)(i) to Schedule TO filed by Purchaser with respect to the Company on October 30, 2000 ("Schedule TO")).

(a)(1)(B) Letter of Transmittal (incorporated herein by reference to Exhibit (a)(1)(ii) to Schedule TO).

(a)(1)(C)*              Information Statement Pursuant to Section 14(f) of the
                        Securities Exchange Act of 1934 and Rule 14f-1 thereunder
                        (incorporated by reference herein and attached hereto as Annex A).

(a)(1)(D)*              Letter to Stockholders of the Company dated October 30, 2000
                        (incorporated by reference herein and attached hereto as
                        Annex D).

(a)(1)(E) Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(1)(iii) to Schedule TO).

(a)(1)(F)               Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9. (incorporated herein by reference to Exhibit (a)(1)(iv) to Schedule TO).

(a)(1)(G)               Form of letter to brokers, dealers, commercial banks, trust companies and other nominees (incorporated herein by
                        reference to Exhibit (a)(1)(v) to Schedule TO).

       EXHIBIT
---------------------
(a)(1)(H)               Form of letter to be used by brokers, dealers, commercial
                        banks, trust companies and other nominees to their clients
                        (incorporated herein by reference to Exhibit (a)(1)(vi) to
                        Schedule TO).

(a)(1)(I)               Summary newspaper advertisement, dated October 30, 2000,
                        published in The Wall Street Journal (incorporated herein by reference to Exhibit (a)(1)(vii) to Schedule TO).

(a)(1)(J) Direction form for the 401(K) Plan (incorporated herein by reference to Exhibit (a)(1)(viii) to Schedule TO)

(a)(5)(A) Text of Press Release dated October 16, 2000 (incorporated herein by reference to Exhibit (a)(5)(A) of the Company's
                        Schedule 14D-9 filed with the Securities and Exchange
                        Commission (the "Commission") on October 17, 2000 (the
                        "October 17 Schedule 14D-9").

(a)(5)(B)               Letter to Associates of the Company dated October 17, 2000
                        (incorporated herein by reference to Exhibit (a)(5)(B) of the October 17 Schedule 14D-9).

(a)(5)(C)               Letter to Option Holders of the Company, dated October 17,
                        2000 (incorporated herein by reference to Exhibit (a)(5)(C)
                        of the October 17 Schedule 14D-9).

(a)(5)(D) Letter to Performance Bonus Unit Holders of the Company, dated October 17 (incorporated herein by reference to Exhibit (a)(5)(D) of the October 17 Schedule 14D-9).

(a)(5)(E)               "Questions and Answers" Memorandum to Associates
                        (incorporated herein by reference to Exhibit (a)(5)(E) of the October 17 Schedule 14D-9).

(a)(5)(F)               Script for Michael Hammes videotaped address for employees, delivered October 17, 2000 (incorporated herein by
                        reference to Exhibit (a)(5)(F) of the October 17
                        Schedule 14D-9).

(a)(5)(G)               Summary Advertisement as published in The Wall Street
                        Journal on October 30, 2000 (incorporated herein by reference to Exhibit (a)(5)(B) to Schedule TO).

(a)(5)(H)               Complaint of Frank Rogers against Sunrise Medical Inc., et.
                        al. filed in the Superior Court of the State of California,
                        County of San Diego, on October 17, 2000 (incorporated
                        herein by reference to Exhibit (a)(5)(vii) to schedule TO).

(a)(5)(I)               Complaint of Jerry Krim against Sunrise Medical Inc., et.
                        al. filed in the Court of Chancery of the State of Delaware on October 18, 2000 (incorporated herein by reference to
                        Exhibit (a)(5)(viii) to Schedule TO).

(a)(5)(J)               Complaint of Harbor Finance Partners against Sunrise Medical
                        Inc., et. al. filed in the Court of Chancery of the State of
                        Delaware on October 20, 2000 (incorporated herein by
                        reference to Exhibit (a)(5)(iv) to Schedule TO).

(a)(5)(K)+              Forms of letters to option holders, unit holders, Megagrant holders of units and options and former employees dated
                        November 7, 2000.

(b)(i)                  Commitment Letter, dated October 16, 2000, to V.S.M.
                        Acquisition Corp. from Bankers Trust Company re: Acquisition
                        Financing (incorporated herein by reference to
                        Exhibit (b)(i) to Schedule TO).

(b)(ii)                 Commitment Letter, dated October 16, 2000, to V.S.M.
                        Acquisition Corp. from Bankers Trust Company re:
                        Subordinated Debt Financing (incorporated herein by reference to Exhibit (b)(ii) to Schedule TO).

       EXHIBIT
---------------------
(e)(1)                  Agreement and Plan of Merger, dated as of October 16, 2000, by and among Parent, Holdings, Purchaser and the Company
                        (incorporated herein by reference to the Company's Current
                        Report on Form 8-K filed with the Commission on October 24 and included as Schedule V to the Offer to Purchase).

(e)(2)*                 Confidentiality/Standstill Agreement among the Company,
                        Vestar Capital Partners IV, L.P. and Park Avenue Equity
                        Partners, L.P. dated May 4, 2000.

(e)(3)*                 Opinion of Deutsche Bank Securities Inc., dated October 16,
                        2000 (incorporated by reference herein and attached hereto as Annex B).

(e)(4)*                 Opinion of Batchelder & Partners, Inc., dated October 16,
                        2000 (incorporated by reference herein and attached hereto as Annex C).

(e)(5)                  Presentation of Deutsche Bank Securities Inc. to the Special
                        Committee on October 16, 2000 (incorporated herein by
                        reference to Exhibit (c)(iv) to Schedule TO).

(e)(6)                  Presentation of Batchelder & Partners, Inc. to the Special
                        Committee on October 16, 2000 (incorporated herein by reference to Exhibit (c)(iii) to Schedule TO).

(e)(7)* Form of Change in Control Agreements dated June 27, 1997 between Sunrise Medical Inc. and certain employees.

(e)(8)*                 Supplemental Executive Retirement Plan.

(e)(9)*                 Third Amended and Restated 1993 Stock Option Plan.

(e)(10)*                Associate Stock Purchase Plan 2000.

(e)(11)*                2000 Stock Option Plan.

(e)(12)*                Form of Indemnification Agreement.

(e)(13)                 Form of Letter Agreement, dated October 14, 2000, between
                        V.S.M. Investors, LLC and each of Ben Anderson-Ray, Geoffrey
                        Cooper, Jim Fetter, Michael N. Hammes, Raymond Huggenberger,
                        Steven Jaye, Robert J. Logemann, John Radak, Peter Riley,
                        Sam Sinasohn and Carey Winkel, respectively, and the forms of Equity Term Sheet, Employment Agreements, Management Unit
                        Subscription Agreement, Securityholders Agreement and
                        Management Agreement attached as exhibits thereto
                        (incorporated herein by reference to Exhibit (d)(13) to
                        Schedule TO).

(e)(14)                 Equity Commitment Letter, dated October 16, 2000, from
                        Vestar Capital Partners IV, L.P. to V.S.M. Acquisition Corp
                        (incorporated herein by reference to Exhibit (d)(14) to
                        Schedule TO).


------------------------


*   Previously filed.



+  Filed herewith.

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November 7, 2000



                                          SUNRISE MEDICAL INC.
                                          By: /s/ MURRAY H. HUTCHISON
                                          --------------------------------------
                                          Name: Murray H. Hutchison
                                          Title: Chairman of the Board
                                              of Directors

                                 EXHIBIT INDEX



       EXHIBIT
---------------------
(a)(1)(A)               Offer to Purchase dated October 30, 2000 ("Offer to
                        Purchase") (incorporated herein by reference to
                        Exhibit (a)(1)(i) to Schedule TO filed by Purchaser with
                        respect to the Company on October 30, 2000 ("Schedule TO")).

(a)(1)(B) Letter of Transmittal (incorporated herein by reference to Exhibit (a)(1)(ii) to Schedule TO).

(a)(1)(C)*              Information Statement Pursuant to Section 14(f) of the
                        Securities Exchange Act of 1934 and Rule 14f-1 thereunder
                        (incorporated by reference herein and attached hereto as Annex A).

(a)(1)(D)*              Letter to Stockholders of the Company dated October 30, 2000
                        (incorporated by reference herein and attached hereto as
                        Annex D).

(a)(1)(E) Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(1)(iii) to Schedule TO).

(a)(1)(F)               Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9. (incorporated herein by reference to Exhibit (a)(1)(iv) to Schedule TO).

(a)(1)(G)               Form of letter to brokers, dealers, commercial banks, trust companies and other nominees (incorporated herein by
                        reference to Exhibit (a)(1)(v) to Schedule TO).

(a)(1)(H) Form of letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients
                        (incorporated herein by reference to Exhibit (a)(1)(vi) to Schedule TO).

(a)(1)(I)               Summary newspaper advertisement, dated October 30, 2000,
                        published in The Wall Street Journal (incorporated herein by reference to Exhibit (a)(1)(vii) to Schedule TO).

(a)(1)(J) Direction form for the 401(K) Plan (incorporated herein by reference to Exhibit (a)(1)(viii) to Schedule TO).

(a)(5)(A) Text of Press Release dated October 16, 2000 (incorporated herein by reference to Exhibit (a)(5)(A) of the Company's
                        Schedule 14D-9 filed with the Securities and Exchange
                        Commission (the "Commission") on October 17, 2000 (the
                        "October 17 Schedule 14D-9")).

(a)(5)(B)               Letter to Associates of the Company dated October 17, 2000
                        (incorporated herein by reference to Exhibit (a)(5)(B) of the October 17 Schedule 14D-9).

(a)(5)(C)               Letter to Option Holders of the Company, dated October 17,
                        2000 (incorporated herein by reference to Exhibit (a)(5)(C) of the October 17 Schedule 14D-9).

(a)(5)(D) Letter to Performance Bonus Unit Holders of the Company, dated October 17 (incorporated herein by reference to Exhibit (a)(5)(D) of the October 17 Schedule 14D-9).

(a)(5)(E)               "Questions and Answers" Memorandum to Associates
                        (incorporated herein by reference to Exhibit (a)(5)(E) of the October 17 Schedule 14D-9).

(a)(5)(F)               Script for Michael Hammes videotaped address for employees, delivered October 17, 2000 (incorporated herein by reference to Exhibit (a)(5)(F) of the October 17 Schedule 14D-9).

(a)(5)(G)               Summary Advertisement as published in The Wall Street
                        Journal on October 30, 2000 (incorporated herein by reference to Exhibit (a)(5)(B) to Schedule TO).

(a)(5)(H)               Complaint of Frank Rogers against Sunrise Medical Inc., et
                        al. filed in the Superior Court of the State of California,
                        County of San Diego, on October 17, 2000 (incorporated
                        herein by reference to Exhibit (a)(5)(vii) to Schedule TO).

(a)(5)(I)               Complaint of Jerry Krim against Sunrise Medical Inc., et al.
                        filed in the Court of Chancery of the State of Delaware on
                        October 18, 2000 (incorporated herein by reference to
                        Exhibit (a)(5)(viii) to Schedule TO).

       EXHIBIT
---------------------
(a)(5)(J)               Complaint of Harbor Finance Partners against Sunrise Medical
                        Inc., et al. filed in the Court of Chancery of the State of
                        Delaware on October 20, 2000 (incorporated herein by
                        reference to Exhibit (a)(5)(iv) to Schedule TO).

(a)(5)(K)+              Forms of letters to option holders, unit holders, Megagrant holders of units and options and former employees dated
                        November 7, 2000.

(b)(i)                  Commitment Letter, dated October 16, 2000, to V.S.M.
                        Acquisition Corp. from Bankers Trust Company re: Acquisition
                        Financing (incorporated herein by reference to
                        Exhibit (b)(i) to Schedule TO).

(b)(ii)                 Commitment Letter, dated October 16, 2000, to V.S.M.
                        Acquisition Corp. from Bankers Trust Company re:
                        Subordinated Debt Financing (incorporated herein by reference to Exhibit (b)(ii) to Schedule TO).

e)(1)                   Agreement and Plan of Merger, dated as of October 16, 2000, by and among Parent, Holdings, Purchaser and the Company
                        (incorporated herein by reference to the Company's Current
                        Report on Form 8-K filed with the Commission on October 24 and included as Schedule V to the Offer to Purchase).

(e)(2)*                 Confidentiality/Standstill Agreement among the Company,
                        Vestar Capital Partners IV, L.P. and Park Avenue Equity
                        Partners, L.P. dated May 4, 2000.

(e)(3)*                 Opinion of Deutsche Bank Securities Inc., dated October 16,
                        2000 (incorporated by reference herein and attached hereto as Annex B).

(e)(4)*                 Opinion of Batchelder & Partners, Inc., dated October 16,
                        2000 (incorporated by reference herein and attached hereto as Annex C).

(e)(5)                  Presentation of Deutsche Bank Securities Inc. to the Special
                        Committee on October 16, 2000 (incorporated herein by
                        reference to Exhibit (c)(iv) to Schedule TO).

(e)(6)                  Presentation of Batchelder & Partners, Inc. to the Special
                        Committee on October 16, 2000 (incorporated herein by reference to Exhibit (c)(iii) to Schedule TO).

(e)(7)* Form of Change in Control Agreements dated June 27, 1997 between Sunrise Medical Inc. and certain employees.

(e)(8)*                 Supplemental Executive Retirement Plan.

(e)(9)*                 Third Amended and Restated 1993 Stock Option Plan.

(e)(10)*                Associate Stock Purchase Plan 2000.

(e)(11)*                2000 Stock Option Plan.

(e)(12)*                Form of Indemnification Agreement.

(e)(13)                 Form of Letter Agreement, dated October 14, 2000, between
                        V.S.M. Investors, LLC and each of Ben Anderson-Ray, Geoffrey
                        Cooper, Jim Fetter, Michael N. Hammes, Raymond Huggenberger,
                        Steven Jaye, Robert J. Logemann, John Radak, Peter Riley,
                        Sam Sinasohn and Carey Winkel, respectively, and the forms of Equity Term Sheet, Employment Agreements, Management Unit
                        Subscription Agreement, Securityholders Agreement and
                        Management Agreement attached as exhibits thereto
                        (incorporated herein by reference to Exhibit (d)(13) to
                        Schedule TO).

(e)(14)                 Equity Commitment Letter, dated October 16, 2000, from
                        Vestar Capital Partners IV, L.P. to V.S.M. Acquisition Corp.
                        (incorporated herein by reference to Exhibit (d)(14) to
                        Schedule TO).


--------------------------


*   Previously filed.



+  Filed herewith.